Exhibit 8(b)



                            The Premium Portfolios
                         Elizabethan Square, 2nd Floor
                         George Town, Grand Cayman, BWI



                                November 1, 1998

State Street Bank and Trust Company
225 Franklin Street Boston,
Massachusetts 02110

     Re: The Premium Portfolios - Custodian Contract

Ladies and Gentlemen:

     Pursuant to Section 17 of the Custodian Contract dated as of September 1, 1997 (the "Contract"), between The Premium Portfolios (the "Trust") and State Street Bank and Trust Company (the "Custodian"), we hereby request that High Yield Portfolio, U.S. Fixed Income Portfolio, Foreign Fixed Income Portfolio and S&P 500 Index Portfolio (collectively, the "Portfolios") be added to the list of series of the Trust to which the Custodian renders services as custodian under the terms of the Contract.

     Please sign below to evidence your agreement to provide such services to the Portfolios and to add the Portfolios as beneficiaries under the Contract.

                                   THE PREMIUM PORTFOLIOS


                                   By: Philip W. Coolidge

                                   Title: President


Agreed:

STATE STREET BANK AND TRUST COMPANY


By: Ronald E. Logue

Title: Executive Vice President